Exhibit 10.6

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

1.	INTRODUCTION

This statement in conjunction with the job briefing sets out the main terms and conditions on which Energys Group ltd employs Kevin Cox with effect from 1st January 2014 and is an update on previous employment since January 2007.

2.	ELIGIBILITY TO WORK

This contract, and your continued employment by Energys Group ltd, is subject to you having and/or gaining, and maintaining the right to live and work in the UK. You must inform us immediately of any matter affecting your right to either live or work in the UK. You are required to provide the documentation as explained in the Home Office guidance as evidence of your right to do so and you are responsible for ensuring compliance in relation to this throughout your employment with the Company.

3.	JOB TITLE / PLACE OF WORK

You are employed in the position of MD ECSL and Energys Services ltd, a director of Energys Group based at Franklyn House, Daux Road, Billingshurst as part of the management team reporting to the Chairman of Energys Group ltd. However there may be a business requirement which requires flexibility of location and you may be asked to work partly or wholly from another reasonable location.

You would normally be expected to provide exclusive service to the company and must obtain permission to take up any other paid employment whilst working for the company. In addition you are required to advise the company if you hold for investment in excess of three per cent of any class of securities quoted or dealt in on the London Stock Exchange

The Company reserves the right to change your duties and responsibilities during your employment.

4.	SALARY

Your basic salary will be £75,000 per annum, paid in twelve equal monthly installments by Bank Credit Transfer at the end of each month. You will receive a confidential pay slip.

The performance of all staff will be reviewed annually. Given normal satisfactory performance each individual will be awarded a salary increase in line with the cost of living, effective 1st January.

Please refer to the staff handbook for more details.

6.	HOURS OF WORK

Your normal working hours will be 40 hours per week, with normal working arrangements to be agreed but may vary depending on business requirements.

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STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

6.1	OVERTIME

You will not be eligible to receive payment for overtime.

7.	NOTICE PERIOD

Your employment will be subject to 3 months notice, given in writing by you to Energys Group Ltd.

Should the Company wish to terminate your employment, you will be given the same, 3 month’s notice.

8.	STATUTORY TERMS

Statutory entitlements apply for maternity, paternity and redundancy payments.

9.	HOLIDAYS AND HOLIDAY PAY

Your current holiday year entitlement is 25 days. In addition you are entitled to the following public holidays where these fall on your normal working day.

{New Year’s Day, Good Friday, Easter Monday,

May Day, Spring Bank Holiday, August Bank

Holiday, Christmas Day and Boxing Day)

If you leave the company part way through the year your holiday entitlement will be pro-rated for each complete month worked. You may be asked to take some or all of your outstanding holiday during your notice period or the Company may pay you for any holiday not taken. If you have taken more holidays than your entitlement at the date of leaving, an appropriate amount will be deducted from any monies due to you.

Please refer to the staff handbook for procedures and further holiday entitlement awarded at service intervals by negotiation.

10.	SICKNESS AND COMPANY SICK PAY

It is the Company’s normal practice to pay staff who are absent from work because of illness or injury on the basis outlined below. It is not an entitlement and the granting of paid sick leave is at the Company’s discretion.

Staffs with over 3 month’s service receive 6 weeks full basic pay followed by 6 weeks half basic pay

Individuals are also entitled to claim Statutory Sick Pay (or State Sickness Benefit). However, it received from the Company, will be reduced by the amount of Statutory Sick Pay received from the Government must be noted that any discretionary sick pay

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STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

11.	ADDITIONAL BENEFITS

11.1	PENSION

The company is not currently offering a corporate pension plan but an employee only stakeholder plan is available to you on request.

11.2	CAR ALLOWANCE

You are not entitled to a car allowance

11.3	BONUS/COMMISSION SCHEME

You will be eligible for the director’s bonus scheme.

The bonus scheme will be dependent on your performance as well as that of the company but will amount to 25% of salary in 2014 so long as profits exceed those of the previous financial year. The bonus will be paid annually after the year end.

The company may, at its ultimate discretion, add to, vary the terms of the scheme from time to time. You will be notified of any amendment to the scheme.

To receive bonus/commission you must be employed by the company at the time that bonus/commission is payable. This is normally after the financial results have been audited.(However this is moreꞏlikely to be once the Board are satisfied with the year end management accounts)

11.4	CORPORATE HEALTH PLAN

The company is not currently offering membership to such a scheme but this will be reviewed annually.

11.5	PERMANENT HEALTH INSURANCE

As above..

11.6	LIFE COVER

As above

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12.	EXPENSES

The Company will reimburse you for all reasonable expenses incurred by you in the necessary performance of your duties, which must be supported by VAT receipts where possible.

Expenses will be paid with your salary each month. You must refer to your immediate Line Manager for prior authorisation of large expenditure and guidelines on appropriate expenditure.

Please refer to the staff handbook for details.

13.	DEDUCTIONS

In signing this statement you acknowledge and agree that the Company has the right to deduct from your salary any sums which you may owe the Company including, without limitation, any payment due under this contract, any overpayments, advance payments, or loans made to you by the company.

14.	GRIEVANCE PROCEDURE

If you have any grievance about any area of your employment you should raise it in the first instance with your Manager.. Your attention is drawn to the Company’s grievance procedure, which is set out in the Staff Handbook, but this does not have contractual effect.

15.	DISCIPLINARY/ APPEALS PROCEDURE

The procedures relating to unsatisfactory performance or conduct are set out in the Handbook, but these do not have contractual effect.

16.	HARASSMENT PROCEDURE

All employees are required to act in accordance with the company’s harassment policy. The procedure for dealing with allegations of harassment can be obtained from your manager on request; these procedures do not have contractual effect.

17.	DATA PROTECTION ACT 1998

It is acknowledged by both you and the Company that the Company needs to keep and maintain records in respect of all employees and that it is necessary to record, keep and process personal data relating to you. This data may be kept and maintained in computer and/or manual format. It may, in the course of the Company’s duties and obligations as an employer, be necessary to disclose such data to third parties, including other employees, potential purchasers of the company, potential investors, the Company’s professional advisers, clients and potential clients, potential investments and the Inland Revenue.

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STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

By signing this contract, you consent to the recording, processing, use and disclosure by the Company of personal data relating to you for the purpose of performing this contract, making decisions regarding your employment. You consent to sickness and absence information and medical reports containing sensitive personal data regarding your health being obtained and processed for the purpose of assessing your fitness for work and making decisions regarding your employment. You also acknowledge and agree that the Company may be required, in the course of its duties and obligations as an employer, to disclose personal data relating to you after the termination of your employment. This does not affect your rights as a data subject or the Company’s obligations and responsibilities under the Data Protection Act 1988 and this clause shall be consent where required under that Act.

In addition, in order to ensure that the Company complies with the provisions of data protection legislation for the time being in force, you must ensure that all information held by the Company, which relates to the Company itself or any of the Company’s employees, or any of the Company’s clients or their employees, to which you have access: -

1)	is treated with the utmost confidentiality at all times and
2)	That all reasonable steps are taken to prevent the unauthorized deletion, accidental loss, deliberate loss or disclosure of such information.

For the purposes of this clause, information held by the Company relates to both information held on a computer system and/or on a paper based filing system.

Should you fail to comply with the obligations of this clause, you may be subject to the Company” disciplinary procedure.

18.	GENERAL TERMS & CONDITIONS OF EMPLOYMENT

Restrictive covenants

Definitions used in this clause.

The following expressions have the meanings given to them:

Confidential Information means any trade or business information (including formulae, processes, methods, knowledge and know-how) in connection with the products sold, Customers and suppliers, and the services supplied, and are confidential to Energys Group.

Know-how means all industrial and commercial information and techniques, instruction manuals, operating conditions and procedures, information as to suppliers and customers and all other accounts, records and information (wherever situated) relating to the activities of Energys Group.

Prohibited Area specifically means Europe, England, Ireland, Northern Ireland, Scotland and Wales.

Restricted Products means all products including the ‘Save it Easy’, New Vision LED products and OptiTherm as sold by Energys Group.

Restricted Services means energy efficiency products and related services.

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Restrictive covenant

Kevin Cox undertakes, that without prior consent in writing, for a period of 12 months from the date of leaving the employment of Energys Group will not directly, or indirectly by himself, his employees or agents and whether on his own behalf or on behalf of any other person:

(a)	carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise) in, provide any technical, commercial or professional advice to, or in any way assist, any person which is or is about to be engaged in the sale of the Restricted Products or any of them or the supply of the Restricted Services or any of them in the Prohibited Area in competition with any part of the Energys Group;
(b)	in relation to the Restricted Products or any of them or the Restricted S_ervices or any of them solicit, canvass, accept orders from or otherwise deal with any person who was a customer or supplier of any part of Energys Group; solicit or entice away or endeavor to solicit or entice away any Energys
(c)	director or senior manager or salesman employed or otherwise engaged by Energys Group, whether or not that person would commit any breach of her contract of employment by reason of his leaving the service of Energys; or Other than by means of recruitment advertisements issued generally and in
(d)	the ordinary course of business, employ or otherwise engage any person with a total remuneration in excess of £40,000 per annum.

Restrictions in Business/Employment in relation to Kevin Cox

(a)	In the case of Kevin Cox for a period of 12 months of leaving Energys Group, will not, without the consent of the Energys Group (which consent shall not be unreasonably withheld or delayed) be employed or engaged in any company, form or business which as regards any goods or services was a supplier to or a customer of any Energys Group Company.

Use of Confidential Information

(a)	Kevin Cox undertakes:

(i)	he will not at any time after the leaving employment of the Energys Group directly or indirectly, whether by himself, his employees or agents or otherwise howsoever without the consent of the relevant Energys Group Company use, whether on his own behalf or on behalf of any other person, or divulge to any other person, any Confidential company Information;

20.	Post Employment

20.1 After you have given or received notice to terminate your employment we will be under no obligation to give you any work and we may in our discretion vary, or suspend you from, the performance of your duties, and/or require you to remain at home. During any such period of garden leave you will remain an employee of the company and therefore be bound by your duties of good faith, confidentiality and exclusive service. You will not directly or indirectly contact our customers, suppliers or employees until your employment ends.

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20.2 You agree not to make any copies, captured images, abstract, summary or precis of the whole or any part of any document, computer program, or other material belonging to Energys group except when required to do so in the course of the performance of your duties as an employee of Energys, in which event you acknowledge and agree that any such item, and any intellectual property rights subsisting in such item, shall belong absolutely to Energys.

20.3 You acknowledge and agree that Energys shall be entitled to obtain injunctive relief against a threatened or actual breach of the clauses in this contract (or the continuation of any such breach) without the necessity of proving actual damages. In addition, Energys shall be entitled to any other remedies that may be available in law, in equity’ or otherwise.

20.4 Upon the expiry or termination of your contract of employment for whatever reason, or’ at any other time when requested to do so by Energys, you agree to deliver up to Energys all documents, working papers, computer disks, tapes and other materials (and all copies thereof) in your possession Which have been provided to you in connection with, or prepared by you during the course of work for Energys.

20.5	Intellectual Property

The intellectual property in any material (e.g. ownership of copyrights, confidential information, trademarks or patentable inventions) made or acquired by you or to which you have had access or have had knowledge of in the course of your employment shall be the property of the company and is covered by the confidentiality provisions set out above.

20.6	Company Property

You shall promptly whenever requested by the Company and in any event upon the termination of your employment (for whatsoever cause) deliver up to the Company or its authorised representatives all property, including without limitation: car, computer, mobile phone, petrol card, office equipment which may be in your possession or under your control and which relate in any way to the property, business or affairs of the Company, any associated company or any client or agent of the Company.

20.7	Changes to Your Terms and Conditions of Employment

We reserve the right to make reasonable changes to your terms of employment and to the staff handbook. You will be notified of minor changes by way of a general notice to all employees. These changes will have effect from the date of the notice. You will be given not less than one month’s written notice of any significant changes and will be deemed to accept them unless you notify us of any objection in writing giving reasons before the end of that period.

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20.8	Payment in Lieu of notice

Energys Group reserves the right to make payment in lieu of notice.

This agreement is the entire and sole agreement between the parties and replaces all other agreements or arrangements, whether they were written or verbal, and by signing this agreement you confirm that you accept the terms of this agreement and have not relied on any representations or agreements which are not contained in this document.

You should note that subject to the terms set out above all sections in the Handbook form part of your terms and conditions of employment and should be read in conjunction with this document. The Company reserves the right to make alterations to the Handbook, as necessary, either in part or in full and to re issue it, as required. The Handbook should be retained with this “Statement of Terms and Conditions of Employment” for future reference.

Issued by:	Date:	14 /01/2014

Director Energys Group

I acknowledge receipt of the original copy of this Statement and accept the terms and conditions set out herein and in the Handbook and in the other documents referred to in this Statement. I note that any changes to these terms and conditions will be notified to me within one month of the effective date by means of a new Statement or by letter or memorandum. -ꞏ

Signed:	Date:	14 /01/2014

Kevin Cox

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